Media Contact: Cile Spelce
512.784.5851
cspelce@iCoreConnect.com

(WINDERMERE, FL September 13, 2018) iCoreConnect Inc. a national provider of secure, HIPAA-compliant communications, as well as cloud-based practice management software, announces the election of Robert DeSanti as a Director of the Company. DeSanti is expected to be named as a member of the Audit and Compensation Committees of the iCoreConnect Board of Directors. iCoreConnect develops software that allows anyone to share information at the highest levels of security, backed by highly-engaged customer support.

DeSanti has more than 30 years' experience in sales, operations and accounting. Seven years ago, DeSanti founded Planestocks LLC and, in August of 2018, he sold his interest in the company to his partners. DeSanti was the Managing Director. Planestocks LLC focuses on buying bulk packages of aircraft parts abroad and selling them to aircraft shops in the United States.

From July 2002 to October 2014 he worked for LabSource and High Five Products. Both are laboratory supply companies located in Chicago, Illinois, where he started as Financial Controller and was quickly promoted to General Manager. Prior, he held positions as Controller for Sports Awards and Audit Senior Associate for Grant Thornton. DeSanti holds a BA in accounting from the University of Illinois.

Robert McDermott, iCoreConnect President and Chief Executive Officer enthusiastically remarked, "The iCoreConnect Board of Directors greatly values Bob's exceptional track record of accounting oversight, and we whole-heartedly welcome him to the board."

iCoreConnect was recognized as one of the Top 10 Encryption Solution Providers by Enterprise Security Magazine. Additionally, iCoreExchange was recognized as one of the Top 50 Products of 2017 by Dental Products Report Magazine.

iCoreConnect's unequivocal commitment to responding to the market has resulted in the following agreements and endorsements to date.

- Colorado Dental Association
  - iCoreExchange
- Florida Dental Association Crown Services
  - iCoreExchange
  - iCoreDental
- Georgia Dental Association
  - iCoreExchange
- Louisiana Dental Association

- iCoreExchange
- Maine Medical Association
  - iCoreExchange
  - iCoreMD
- Michigan Dental Association
  - iCoreExchange
- New Orleans Dental Association
  - iCoreDental
- New York State Dental Association
  - iCoreExchange
- South Carolina Dental Association
  - iCoreExchange
- StartUp Health
  - iCoreExchange
  - iCoreMD
  - iCoreDental
- Texas Dental Association
  - iCoreExchange
  - iCoreDental
- Virginia Dental Association
  - iCoreExchange

About iCoreConnect
iCoreConnect creates software that allows anyone to share information at the highest levels of security, backed by highly-engaged customer support. The company is a national provider of secure, HIPAA-compliant communications and cloud-based practice management.

iCoreConnect allows doctors, patients and other healthcare providers to easily communicate with 2048-bit encryption and collaborate with the assurance they are in full compliance with all current federal laws. All iCoreConnect healthcare industry applications meet or exceed the federal government's five Technical Safeguard Laws for HIPAA-compliant communication.

Forward Looking Statements
In this news release, the use of the words "believe," "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company's current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

SOURCE iCoreConnect, Inc.
PUB NO. 2000.023.091318